Exhibit 23.5

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2002, except for Note 9, for which the date is July 28, 2004, relating to the combined financial statements and financial statement schedule of Reynolds Aluminum Supply Company (The Distribution Business of Reynolds Metal Company), which appears in the Current Report on Form 8-K of Ryerson Tull, Inc. dated December 23, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

January 26, 2005